OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Dean Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SIMPLE TRUTHS

DEAN FOODS COMPANY

2006 Proxy Statement and Notice of Annual Meeting

FOCUSING ON WHAT MATTERS MOST

Dean FOODS

Notice of Stockholders’ Meeting
We will hold this year’s annual stockholders’ meeting on Friday, May 19, 2006, at 10:00 a.m. at the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201.
     At the meeting, we will ask you to consider and vote on the following proposals recently adopted by our Board of Directors:
•	Proposal One: A proposal to re-elect Lewis M. Collens, Janet Hill, Hector M. Nevares, Pete Schenkel and Jim L. Turner as members of our Board of Directors for a three-year term, and

•	Proposal Two: A proposal to ratify our Audit Committee’s selection of Deloitte & Touche LLP as our independent auditor for 2006.
We will also vote on a proposal submitted by a shareholder that is opposed by our Board of Directors.
     Finally, we will discuss and take action on any other business that is properly brought before the meeting.
     If you were a stockholder on March 24, 2006, you are entitled to vote on the proposals to be considered at this year’s meeting.
     This Notice and the accompanying proxy statement are first being mailed to stockholders on or about April 10, 2006.
By order of the Board of Directors,

Sincerely,

Michelle P. Goolsby
Executive Vice President,
Chief Administrative Officer,
General Counsel and Corporate Secretary

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
You Are Invited
April 3, 2006

Dear Fellow Stockholders,
We hope that you will come to our annual stockholders’meeting on Friday, May 19, 2006. At the annual meeting, after we vote on the proposals described in this proxy statement, we will present a brief report on our 2005 results and our outlook for 2006 and beyond. As always, we will conclude the meeting by inviting you to ask questions and make comments. For your convenience, we will present a live webcast of the annual meeting, which you can access through our corporate website at www.deanfoods.com.
If you have questions regarding any of the matters contained in this proxy statement, please contact our Investor Relations department at 800.431.9214. We look forward to seeing you at this year’s meeting.
Sincerely,
Gregg L. Engles
Chairman of the Board and
Chief Executive Officer

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Questions and Answers

Why did I receive this proxy statement?
On April 10, 2006, we began mailing this proxy statement to everyone who was a stockholder of our company on March 24, 2006. One purpose of this proxy statement is to let our stockholders know when and where we will hold our annual stockholders’meeting.
    More importantly, this proxy statement:
•	Includes detailed information about the matters that will be discussed and voted on at the meeting, and

•	Provides updated information about our company that you should consider in order to make an informed decision at the meeting.
I received more than one proxy statement. Why?
If you received more than one proxy statement, your shares are probably registered differently or are in more than one account. Please vote each proxy that you received.
What will occur at the annual meeting?
First we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be present at the meeting if the stockholder:
•	Is present in person, or

•	Is not present in person but has voted by telephone, internet or mail prior to the meeting.
According to our bylaws, holders of at least 67,951,918 shares of our common stock (which is a majority of the shares of our common stock that were outstanding on March 24, 2006) must be present at this year’s meeting in order to conduct the meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining if enough stockholders are present (in person or by proxy) to conduct the meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
     If holders of fewer than 67,951,918 shares are present at the meeting, we will reschedule the meeting. The new meeting date will be announced at the meeting. If enough stockholders are present at the meeting to conduct business, then we will vote on:
•	Proposal One: A proposal to re-elect Lewis M. Collens, Janet Hill, Hector M. Nevares, Pete Schenkel and Jim L. Turner as members of our Board of Directors for a three-year term, and

•	Proposal Two: A proposal to ratify our Audit Committee’s selection of Deloitte & Touche LLP as our independent auditor for 2006.
Proposals One and Two have been approved by our Board of Directors. The Board of Directors is now soliciting your vote on these proposals and recommends that you vote FOR each of Proposals One and Two.
     We will also vote on a stockholder proposal that our Board of Directors opposes.
     On each proposal, you are entitled to one vote for each share of stock that you owned on March 24, 2006. Cumulative voting is not permitted.
After each proposal has been voted on at the meeting we will discuss and take action on any other matter that is properly brought before the meeting. Also, our management team will report on the highlights of 2005 and our outlook for 2006.
How many votes are necessary to re-elect the nominees for director?
The five nominees receiving the highest number of “yes” votes will be elected as directors. This number is called a plurality.
Our common stock was the only class of stock
outstanding on March 24, 2006. As of that date, there were
135,903,834 shares of common stock outstanding.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Questions and Answers

What if a nominee for director is unwilling or unable to stand for re-election?
Each of the persons nominated for re-election has agreed to stand for re-election. However, if unexpected events arise which cause one or more of them to be unable to stand for re-election, then either:
•	The Board of Directors can vote at the meeting to reduce the size of the Board of Directors, or

•	The Board of Directors may, during the meeting, nominate another person for director.
Please understand that if our Board of Directors nominates someone at the meeting, the person(s) to whom you have given your proxy will be able to use his or her discretion to vote on your behalf.
How many votes are necessary to pass the other proposals?
The Audit Committee of our Board of Directors has responsibility for selection of our independent auditor. Stockholder ratification is not required. However, the Board of Directors is soliciting your opinion regarding the selection of Deloitte & Touche LLP. The Audit Committee of the Board of Directors plans to take your opinion into account in selecting our independent auditor for 2007.
     Proposal Two and the stockholder proposal must receive the affirmative vote of a majority of the shares having voting power present (in person and by proxy) at the meeting in order to pass.
How do I vote?
To vote, follow the instructions on the enclosed proxy card or voting card.
     If you are a registered stockholder, you can also vote at the meeting. If your shares are in a brokerage account, you might not be a registered stockholder. In this case, your shares would not be officially registered in your name; rather, they would be registered in your broker’s name (which is sometimes called “street name”). If your shares are in street name, you cannot vote in person at the meeting unless you have a proper power of attorney from your broker. You should, therefore, vote by telephone, internet or mail according to the instructions on the enclosed voting card in order to ensure that your vote is counted.
     Please understand that voting by any means other than voting in person at the meeting has the effect of appointing Gregg Engles, our Chairman of the Board and Chief Executive Officer, and Michelle Goolsby, our Executive Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary, as your proxies. They will be required to vote on the proposals described in this proxy statement exactly as you have voted.
     However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Engles and Ms. Goolsby will be authorized to use their discretion to vote on such issues on your behalf.
     If you sign your proxy card, but do not specify how you want to vote on a proposal, your shares will be voted FOR Proposals One and Two, and AGAINST the stockholder proposal.
We encourage you to vote now (by telephone, internet or mail) even if you plan to attend the meeting in person.
Where can I find the voting results of the meeting?
We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2006. We will file that report with the Securities and Exchange Commission (“SEC”) by August 9 of this year, and you can obtain a copy on our website at www.deanfoods.com, on the SEC’s website at www.sec.gov, or by contacting our Investor Relations office at 800.431.9214 or the SEC at 800.SEC.0330.
What if I want to change my vote?
You can revoke your vote on a proposal at any time before the meeting for any reason. To revoke your proxy before the meeting, either:
•	Write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, or

•	Vote again, either by telephone or internet (the last vote before the meeting begins will be counted).
If you are a registered stockholder (or if you hold your shares in “street name” and have a proper power of attorney from your broker), you may also come to the meeting and change your vote in writing or orally.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Questions and Answers

What if I do not vote?
If you do not vote, your failure to vote could affect whether there are enough stockholders present at the meeting to hold the meeting. Holders of a majority of the outstanding shares of our common stock must be present (in person or by proxy) in order to conduct the meeting. If there are enough stockholders present to conduct the meeting, your failure to vote will not affect the outcome of the proposals.
     If your shares are held in “street name” and you do not vote, your brokerage firm could:
•	Vote for you, if it is permitted by the exchange or organization of which your broker is a member, or

•	Leave your shares unvoted.
Generally, your broker will be permitted to vote for you on Proposal One and Two regarding the election of directors and the ratification of Deloitte & Touche LLP. If you do not provide your broker with proper instructions, your broker will not be permitted to vote for you on the stockholder proposal.
How do I raise an issue for discussion or vote at the annual meeting?
According to our bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal by certified mail to our Corporate Secretary no later than March 1 of the year of the meeting. We have not received notice of any stockholder proposals pursuant to this bylaw provision to be presented at this year’s meeting.
     If you would like your proposal to be included in next year’s proxy statement, you must submit it to our Corporate Secretary in writing no later than December 12, 2006. We will include your proposal in our next annual proxy statement if it is a proposal that we are required to include in our proxy statement pursuant to the rules of the Securities and Exchange Commission.
     You may write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, TX 75201.
     According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy).
How much will this solicitation cost and who will pay for it?
We have engaged Georgeson Shareholder to assist in the distribution of proxy materials and the solicitation of votes. In addition, certain of our officers may solicit proxies by mail, telephone, fax, e-mail or in person. We will pay Georgeson Shareholder a fee of up to $8,500, plus certain expenses. We also will pay all other costs associated with this proxy statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.
Our transfer agent, The Bank of New York, will count the votes and act as inspector of election.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
About the Proposals

Proposal One: Re-Election of Directors
Our Board of Directors is divided into three classes serving three year terms. This year’s nominees for re-election to the Board of Directors for a three-year term are the following Class II directors:
Lewis M. Collens —
Director since December 2001
Mr. Collens, age 68, has served as the President of Illinois Institute of Technology (“IIT”) and Chairman of IIT Research Institute since 1990. From 1974 to 1990, he served as Dean of IIT Chicago Kent College of Law. Mr. Collens was originally elected to our Board of Directors in connection with our acquisition of the former Dean Foods Company (“Legacy Dean”) on December 21, 2001. Mr. Collens had served on the Board of Directors of Legacy Dean since 1991 and was Chairman of its Audit Committee and a member of its Corporate Governance Committee.
Janet Hill —
Director since December 2001
Mrs. Hill, age 58, has served as Vice President of Alexander & Associates, a corporate consulting firm, since 1981. She was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean in December 2001. Mrs. Hill had served on the Board of Directors of Legacy Dean since 1997 and was a member of its Audit and Corporate Governance Committees. In addition to ours, Mrs. Hill serves on the Boards of two other public companies, including Wendy’s International (where she also serves on the Compensation Committee) and Sprint Nextel Corporation (where she also serves on the Compensation and Corporate Governance and Nominating Committees).
Hector M. Nevares —
Director since October 1994
Mr. Nevares, age 55, was President of Suiza Dairy, a Puerto Rico dairy processor,from June 1983 until September 1996,having served in additional executive capacities at Suiza Dairy since June 1974. Mr. Nevares served as a consultant for us from March 1998 until April 2000,when he retired.
Pete Schenkel —
Director since January 2000
Mr. Schenkel, age 70, joined our company in January 2000 as President of our Dairy Group and a member of our Board of Directors. Effective December 31, 2005, Mr. Schenkel retired as President of our Dairy Group. He now serves as Vice Chairman of our Board of Directors. From 1959 to December 31, 1999, he served in various capacities at Southern Foods Group (now a part of our Dairy Group), including Chairman of the Board and Chief Executive Officer from 1994 through 1999, and President from 1987 to 1994. He was originally elected to our Board of Directors in connection with our acquisition of Southern Foods Group in January 2000.
Jim L. Turner —
Director since November 1997
Mr. Turner, age 60, retired in June 2005 from Dr Pepper/Seven Up Bottling Group, Inc., where he served as President and Chief Executive Officer since its formation in 1999. Prior to that, since 1985, he was the Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. Mr. Turner also serves on the Board of Directors and Compensation Committee of Crown Holdings, Inc., a manufacturer of consumer packaging products, and is Chairman-elect of Baylor University’s Board of Regents.
Our Board of Directors recommends that
you vote for Mr. Collens, Mrs. Hill, Mr. Nevares,
Mr. Schenkel and Mr. Turner.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
About the Proposals

Mr. Collens, Mrs. Hill, Mr. Nevares, Mr. Schenkel and Mr. Turner were each unanimously nominated for re-election by our Board of Directors following the recommendation of the Governance Committee of our Board of Directors. They have each consented to be re-elected as members of our Board of Directors.
Proposal Two: Ratification of Selection of Independent Auditor
The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditor for the 2006 fiscal year and is soliciting your ratification of that selection.
     Your ratification of the Audit Committee’s selection of Deloitte & Touche LLP is not necessary because the Audit Committee has responsibility for selection of our independent auditor. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent auditor in the future.
The Audit Committee of our Board of Directors has responsibility for overseeing our financial reporting and various other matters. See page 14 of this proxy statement for further information about the responsibilities of our Audit Committee and page 16 for an important report by the Audit Committee.
Our Board of Directors recommends that you vote for the
proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2006.
Stockholder Proposal
We received a proposal from the Office of the Comptroller of New York City, as the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teacher’s Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund and custodian of the New York City Board of Education Retirement System (collectively, the “Funds”), whose address is The City of New York, Office of the Comptroller, 1 Centre Street, Room 736, New York, New York 10007. The Funds beneficially own approximately 576,435 shares of our common stock. The Office of the Comptroller of New York City intends to introduce the following resolution at our annual meeting of stockholders and has furnished the following statement in support of the proposal:
Whereas:
Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards,and corporate citizens are more likely to be accepted in their communities and to prosper long-term.
     Sustainability refers to development that meets present needs without impairing the ability of future generations to meet their own needs. It includes “encouraging long lasting social well being in communities where companies operate, interacting with different stakeholders (e.g., clients, suppliers, employees, government, local communities and non-governmental organizations) and responding to their specific and evolving needs, thereby securing a long-term “license to operate,” superior customer and employee loyalty, and ultimately superior financial returns.” (Dow Jones Sustainability Group)
     Globally, approximately 1,500 companies produce reports on sustainability issues (Association of Chartered Certified Accountants, www.corporateregister.com), including more than half of the global Fortune 500 (KPMG International Survey of Corporate Responsibility Reporting 2005).
     Ford Motor Company states, “Sustainability issues are neither incidental nor avoidable — they are at the heart of our business.” American Electric Power has stated, “Management and the Board have a fiduciary duty to carefully assess and disclose to stockholders appropriate information on the company’s environmental risk exposure.”
     Global expectations regarding sustainability reporting are changing rapidly. The European Commission recommends corporate sustainability reporting, and listed companies in Australia, South Africa and France must now provide investors with information on their social and environmental performance.
Resolved:
Stockholders request that the Board of Directors issue a sustainability report to stockholders, at reasonable cost, and omitting proprietary information, by September 1, 2006.
Supporting Statement
The report should include the company’s definition of sustainability, as well as a company-wide review of company policies and practices related to long-term social and environmental sustainability.
     We recommend that the company use the Global Reporting Initiative’s Sustainability Reporting Guidelines (the “Guidelines”) to prepare the report. The Global Reporting Initiative

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
About the Proposals

(www.globalreporting.org) is an international organization with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility). The Guidelines provide a flexible reporting system that permits the omission of content that is not relevant to company operations. Over 700 companies use or consult the Guidelines for sustainability reporting.
What is the Company’s position regarding the stockholder proposal?
Our Board of Directors has considered the above proposal and recommends that our stockholders vote against the proposal for the following reasons.
     We believe that our policies and practices already address more than adequately the concerns raised by the proposal. We are fully committed to ensuring that all of our facilities,whether in the U.S. or any other country, are operated legally, ethically and responsibly. Our Code of Ethics,which is posted on our website at www.deanfoods.com, guides our activities around the world. It commits all of our employees, officers and directors to honest and ethical behavior and obedience of all laws and regulations applicable to our business. It outlines our pledge to conduct business with the highest ethical standards. We also have many other policies and practices designed to ensure that we conduct our operations in a manner that provides a safe and healthy workplace, that complies with all applicable occupational safety and health standards and that safeguards the environment.
     We are committed to nurturing and supporting the communities where we do business. We give back to our communities to strengthen them and to foster a healthier and better tomorrow. Our community support efforts are focused in three main areas —health/nutrition (including hunger), education/arts and environmental stewardship/conservation. We support worthy organizations at the corporate level, through our WhiteWave Foods subsidiary, and through our network of dairy processing facilities nationwide.
     Because we make wholesome and nutritious products that are essential for good health, we look for opportunities to bring a message to consumers about healthy foods and their role in fostering healthy lifestyles. With childhood obesity becoming one of our nation’s most serious health issues, we are pleased to announce our funding of the Dean LEAN (Lifestyle, Exercise and Nutrition) Families Program at Children’s Medical Center of Dallas. This treatment program is a family-focused, multidisciplinary, hospital-based initiative aimed at weight management for high-risk patients who have medical conditions resulting from or associated with being overweight or obese. The program expects to see its first patients later this year. We also support organizations that work to enhance the health of individuals and communities. We support the Susan G. Komen Breast Cancer Foundation and its efforts to fund breast cancer research, education, screening and treatment. Our Horizon Organic brand is a leading sponsor of Healthy Mothers Healthy Babies, a recognized leader and resource in maternal and child health and well-being. We also support the American Cancer Society, the American Heart Association, the National Multiple Sclerosis Society, the Muscular Dystrophy Association and many other worthwhile causes that work daily to eradicate, prevent and treat illness.
     We recognize that good and healthy food choices are not an option for many millions of Americans who go hungry. We support the North Texas Food Bank by holding canned food and fund drives and by providing needed volunteers to sort donated food and other items. We also support the World Initiative for Soy and Human Health and the Emergency Family Assistance Association. Our processing plants across the country are vital partners of food banks and food pantries, including many members of the America’s Second Harvest network, providing needed dairy and other healthy food products for families in need. After Hurricanes Katrina and Rita, we donated substantial amounts of dairy products, water and juice to those living in temporary shelters.
     In our communities, we also support programs that improve the education of and opportunities for children, particularly at-risk children. In Dallas, Texas, home of our corporate office, we support the Notre Dame School, which provides a quality education to students with mental disabilities. We fund the school’s cafeteria program, which not only provides daily meals, but also serves as a vocational job-training site for the school’s older students. In addition, our plants nationwide regularly partner with local schools to serve a variety of needs, all to enhance the quality of education in their communities.
     We also believe that access to the arts is vital to the health of a community and exposure to the arts is extremely beneficial in child development. In Dallas, we sponsor the Dallas Museum of Art, Nasher Sculpture Center and North Texas Business Committee for the Arts. We also are the major sponsor of the Dallas Symphony Orchestra’s Young Strings program, which provides talented African-American and Hispanic string students with private lessons, mentoring, performance opportunities, concert tickets and instrument loans. We also are helping to fund the construction of the Dallas Center for the Performing Arts, which we believe will provide unlimited

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
About the Proposals

opportunities for artistic and cultural growth for the Dallas community and beyond. As part of this partnership, our Schepps Dairy continues to sponsor the Dallas Theater Center’s Project Discovery, which provides arts accessibility and education programming to Dallas middle and high school students.
     Our Dairy Group maintains a crime reward program, which pays monetary rewards for information offered to police in connection with local crimes. This successful program, started at our Schepps Dairy in Dallas, Texas, in the early 1970s, has been extended to other cities across the country. This program provides a tangible way for us to contribute to the quality of life and safety in the communities we serve.
     Our community involvement is outlined on our corporate website www.deanfoods.com/aboutus/community.
     We believe that partnering with our communities means not just supporting them today, but sustaining them for tomorrow. We contribute to causes and organizations that further sustainable agriculture, conservation of natural resources, animal welfare and preservation of family farms and rural communities. We are a proud supporter of organizations such as Beyond Pesticides, Earth Share, Heifer International, the Bonneville Environmental Foundation, the Environmental Media Association and Undo It, an environmental defense movement addressing the critical issue of global warming.
     We are committed to leadership in sustainable business practices. Two of our largest brands, Silk and Horizon Organic®, are inherently sustainable and socially responsible as they are certified organic. Organic foods are produced without antibiotics, added growth hormones or pesticides, providing added health benefits for consumers. Production of organic foods promotes sustainable agriculture, benefiting the land and animals that produce the raw materials in these products.
As the largest organic foods company in the United States, we are major advocates for sustainable agriculture through support of America’s farmers. We work with more than 500 organic family farmers nationwide to produce organic milk and soymilk products, to promote environmentally friendly farming methods and to ensure a healthy food supply. We provide significant support to organic family farms through our HOPE (Horizon Organic Producer Education) program. The HOPE program includes: hands-on training and support from our dedicated producer relations field staff; significant financial assistance during the three-year process of converting a farm to organic;access to an advisory team of dairy and land conservation experts who can help farmers implement best practices on grazing, animal welfare and land restoration; and assistance in obtaining organic certification. In addition, we work with state and federal legislators to create economic incentives for organic farmers, and we also provide financial assistance to organizations such as Farm Aid who are dedicated to preserving and protecting the family farmer. Through our HOPE program, more than 240 family farms have been converted to organic since 2001. Over 325 family farms now supply their organic milk to Horizon Organic. An additional 179 family farms are currently in transition to organic production. More than 250,000 new acres of farmland are now under organic production as a result of our HOPE program, and hundreds of tons of pesticides and toxic chemicals have been prevented from leaching into our soil, water and food supply.
     Our Dairy Group is also committed to improving our environment. Our Dairy Group, which operates approximately 100 plants across the country, has a vigorous program of auditing our plants for environmental compliance and for waste reduction opportunities. We are currently investigating the feasibility of converting some of our waste into biogas, which may then be used to generate electricity or as a replacement fuel in our boilers. We also are using detergents that are more environmentally friendly, with low or no amounts of phosphorus and chlorine.
     We work hard to be a good corporate citizen. Sustainable business practices are important to us. We have been, and will continue to be, committed to upholding and abiding by all laws and regulations that govern our operations, wherever we operate. We have been, and will remain, committed to treating all of our employees with dignity, fairness and respect, protecting the health and safety of our employees, protecting the environment and enhancing the quality of life in the communities in which we operate.
     We believe that requiring our company to prepare the proposed sustainability report is not in the best interests of our company or our stockholders. The proposed sustainability report is unnecessary and would not result in any additional benefit to our stockholders or employees. In addition, the proposed report would be costly and time-intensive and would be duplicative of many of our existing policies, initiatives and efforts. We believe that our corporate resources can be put to more productive use.
For these reasons, our Board of Directors recommends that
you vote against the stockholder proposal.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

Who is on our Board of Directors?
In addition to the five directors proposed for re-election, the following persons currently serve on our Board of Directors:
Alan J. Bernon —

Director since August 1997

Mr. Bernon, age 51, has served as President of our Dairy Group since January 1, 2006. From 1997 through the end of 2005, he served as Chief Operating Officer of the Northeast Region of our Dairy Group. He was originally elected to our Board of Directors in connection with our acquisition of The Garelick Companies in 1997. From September 1985 until July 1997, Mr. Bernon served as President of The Garelick Companies. His term will expire in 2007.
Tom C. Davis —

Director since March 2001

Mr. Davis, age 57, has served as Chief Executive Officer of The Concorde Group, a private investment firm, since March 2001. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston (formerly DLJ) from March 1984 to February 2001. In this position, Mr. Davis worked with several large private equity firms, in addition to a variety of public and private companies, including companies in the broadcast and telecommunications, energy, foodservice, food processing and retailing industries. In addition to ours, Mr. Davis also serves on the Boards of Directors of Affirmative Insurance Holdings, Inc., an insurance holding company, and Westwood Holdings Group, an investment management and trust services company, both of which have issued publicly-traded securities. His term will expire in 2008.
Gregg L. Engles —

Chairman of the Board, Director since
October 1994

Mr. Engles, age 48, has served as our Chief Executive Officer and as a director since the formation of our company in October 1994. From October 1994 until December 21, 2001, he served as Chairman of the Board. When we acquired Legacy Dean, Mr. Howard Dean was named Chairman of the Board pursuant to the merger agreement concerning our acquisition of Legacy Dean, and Mr. Engles was named Vice Chairman of the Board. In April 2002, Mr. Dean retired, and Mr. Engles resumed his position as Chairman of the Board. Prior to the formation of our company, he served as Chairman of the Board and Chief Executive Officer of certain predecessors to our company. In addition, Mr. Engles serves on the Board of Directors of TreeHouse Foods, Inc. His term will expire in 2007.
Stephen L. Green —

Director since October 1994

Mr. Green, age 55, has served as a general partner of Canaan Capital Partners, L.P., the general partner of Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V., since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital’s Corporate Finance Group. His term will expire in 2008.
Joseph S. Hardin, Jr. —

Director since May 1998

Mr. Hardin, age 60, served as Chief Executive Officer of Kinko’s, Inc. from May 1997 until January 2001. Currently retired, Mr. Hardin held a variety of positions from 1986 to April 1997 with increasing responsibility at Wal-Mart Stores, Inc., ultimately as an Executive Vice President and as the President and Chief Executive Officer of SAM’s Club, the wholesale division of Wal-Mart Stores, Inc. In addition to ours, Mr. Hardin also serves on the Boards of Directors, and on the Governance/ Nominating Committees, of American Greetings Corporation and of Petsmart, Inc. His term will expire in 2008.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

Ronald Kirk —
Director since February 2003
Mr. Kirk, age 51, has been a partner with the law firm of Vinson & Elkins since February of 2005. He was a partner with the law firm of Gardere Wynne Sewell LLP from 1994 through January 2005. From June 1995 to November 2001, he also served as Mayor of the City of Dallas, Texas. In addition to ours, Mr. Kirk also serves on the Boards of two other public companies, including Brinker International, a restaurant operator (where he also serves on the Audit Committee), and Petsmart, Inc. (where he also serves on the Corporate Governance Committee). His term will expire in 2007.

John S. Llewellyn, Jr. —
Director since December 2001
Mr. Llewellyn, age 71, served as President and Chief Executive Officer of Ocean Spray Cranberries, Inc. from 1988 until his retirement in 1997. He was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean in December 2001. Mr. Llewellyn had served on the Board of Directors of Legacy Dean since 1994 and was a member of its Compensation and Corporate Governance Committees. His term will expire in 2007.

John R. Muse —
Director since November 1997
Mr. Muse, age 55, is Chairman and co-founding partner of Hicks, Muse, Tate & Furst Incorporated, a private equity firm. Prior to the formation of Hicks, Muse, Tate & Furst in 1989, Mr. Muse headed the investment/merchant banking activities of Prudential Securities for the southwest region of the United States from 1984 to 1989. Mr. Muse was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. In addition to ours, he also serves on the Board of Directors of Swift & Company, a meat packing company, which has issued publicly-traded securities. His term will expire in 2008.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

Who are our independent directors?
Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between our company and/or our officers, on the one hand, and each director on the other. In 2006, the Board determined that the following members of our Board of Directors are “independent,” as that term is used in the New York Stock Exchange’s guidelines: Lewis Collens, Tom Davis, Steve Green, Joseph Hardin, Janet Hill, Ron Kirk, John Muse, Hector Nevares and Jim Turner. Mr. Engles, Mr. Schenkel and Mr. Bernon are all current employees of our company and, therefore, they are not independent. Our Board of Directors has determined that Mr. Llewellyn is not independent because his son became a partner with Deloitte & Touché, our independent audit firm, in December 2005.
     Mr. Kirk serves on the Board of Directors of Brinker International and Mrs. Hill serves on the Boards of Directors of Wendy’s International and Sprint Nextel Corporation. We sell products to Brinker International and Wendy’s International and we purchase products and services from Sprint Nextel Corporation, all in the ordinary course of our business. In 2005, Wendy’s International paid approximately $39.4 million and Brinker International paid approximately $9.8 million for purchases of our products. We paid approximately $2.2 million for products and services purchased from Sprint Nextel in 2005. These amounts are not material either to us or to the other party. In addition, we have used the services of Heidrick & Struggles, a large international executive search firm where Mr. Kirk’s wife is a partner. We paid approximately $74,000 to Heidrick & Struggles in 2005, which is not material either to us or to Heidrick & Struggles. Our Board of Directors has determined, considering all relevant facts and circumstances, that these relationships are not material and do not impact Mr. Kirk’s or Mrs. Hill’s status as independent directors, as defined by the rules of the New York Stock Exchange.
     In 2005, we made a contribution of approximately $41,000 to Students in Free Enterprise (“SIFE”), a non-profit charitable organization. Mr. Hardin and Mr. Engles both serve on the Board of Directors of SIFE. There are more than 200 people currently serving on the Board of Directors of SIFE. The contribution that we made to SIFE is not material to us or to SIFE. Our Board of Directors has determined, considering all relevant facts and circumstances, that neither our relationship nor Mr. Engles’ relationship with SIFE is material and that Mr. Hardin’s relationship with SIFE does not have a material impact on his relationship with us or with Mr. Engles. Therefore, our Board of Directors has determined that Mr. Hardin is an independent director, as defined by the rules of the New York Stock Exchange.
What are the responsibilities
of our Board of Directors?
Our Board of Directors is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and shareholder returns. It is the responsibility of the Board of Directors to select and evaluate a well-qualified Chief Executive Officer of high integrity, and to approve the appointment of other members of the senior management team. The Board of Directors provides general advice and counsel to our Chief Executive Officer and other senior executives.
     All directors are expected to avoid conflicts of interest and to represent the best interests of our stockholders in maintaining and enhancing the success of our business. The Board conducts a self-evaluation annually to ensure that it is functioning effectively.
     Members of our Board of Directors are required to regularly attend Board meetings and to attend our Annual Meeting of Stockholders, unless an emergency prevents them from doing so. All directors attended our 2005 Annual Meeting of Stockholders.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information
     Our Board of Directors meets according to a set schedule and also holds special meetings and acts by written consent from time to time as appropriate. The Board met seven times during 2005, including four regular meetings and three special meetings, and acted by written consent one time. In 2005,all directors attended at least 75% of the meetings of the Board of Directors and the Committees on which they serve.
     The Board of Directors has adopted a set of Corporate Governance Principles for our company, including certain director qualification standards and continuing education requirements, a copy of which is accessible through our corporate website at www.deanfoods.com.
     Our Board of Directors has elected Mr. Hardin to serve as our Lead Director. According to the requirements of our Corporate Governance Principles, the Lead Director, who must be an independent director, (1) calls all Board meetings, (2) approves the schedule of and agenda for all Board meetings, (3) presides at executive sessions of the Board, and (4) acts as a liaison between the non-employee directors and our Chief Executive Officer. Our Board meets in executive session at the end of each regularly scheduled Board meeting.
How much are Board members paid?
In 2005, we paid the following to our non-employee directors:

					Non-Stock
		Fees Earned or	Stock	Option	Incentive	All Other
Name	Total(1)	Paid in Cash(2)(3)	Awards(4)	Awards(4)	Compensation	Compensation(3)(5)(6)

Collens	$269,993	$71,000	$89,862	$73,650	—	$35,481
Davis	269,993	71,000	89,862	73,650	—	35,481
Green	309,741	97,500	89,862	73,650	—	48,729
Hardin	332,019	109,000	89,862	73,650	—	59,507
Hill	233,512	70,000	89,862	73,650	—	—
Kirk	231,762	54,000	89,862	73,650	—	14,250
Llewellyn	292,152	85,750	89,862	73,650	—	42,890
Muse	237,053	49,000	89,862	73,650	—	24,541
Nevares	267,014	69,000	89,862	73,650	—	34,502
Turner	280,137	77,750	89,862	73,650	—	38,875

(1)	Represents the sum of the numbers shown in the columns to the right.

(2)	This column represents the fees earned by each director in 2005, whether paid in cash or in shares of restricted stock. Non-employee directors receive:
•	A $35,000 annual retainer, payable quarterly in arrears, plus

•	$3,000 for each meeting (Board of Directors or Committee) attended in person and $1,000 for each such meeting attended by telephone, plus

•	$5,000 per year for serving on the Audit Committee or Compensation Committee and $2,000 per year for serving on any other Board Committee, plus

•	$10,000 per year for chairing the Audit Committee or Compensation Committee and $4,000 for chairing any other Committee.
In March 2006, our Board of Directors approved an amendment to our Corporate Governance Principles that clarified and strengthened the Lead Director role. At the same time, the Compensation Committee of our Board of Directors established a fee for the Lead Director role of $25,000 per year, to be paid quarterly in arrears. Mr. Hardin serves as our Lead Director. We will begin paying this fee effective January 1,2006.

(3)	Directors may elect to receive their earned fees in shares of restricted common stock rather than in cash. If a director makes this election, he or she will receive shares with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; 1/3vest on the first anniversary of the grant date; and the final 1/3vest on the second anniversary of the grant date. In 2005, Mrs. Hill elected to receive all of her fees in cash, and Mr. Kirk elected to receive 1/2 of his fees in cash. All other directors elected to receive their fees in shares of restricted stock.
(4)	On June 30 of each year, each non-employee director receives a grant of 7,500 immediately exercisable stock options and 2,550 stock units that vest over a three-year period (except in the event of a change in control, in which case the stock units would automatically vest). The value reflected in this column is the aggregate grant date fair value of the award, computed in accordance with FAS 123R (applying the same valuation model and assumptions as we use for financial statement reporting purposes).

(5)	The numbers reflected in this column represent the value of restricted stock granted to directors who elected to receive their fees in stock rather than in cash, over and above the amount of fees earned that are reflected in the column entitled “Fees Earned or Paid in Cash.” The value reflected in this column is the aggregate grant date fair value of the shares granted, computed in accordance with FAS 123R (applying the same valuation model and assumptions as we use for financial statement reporting purposes), less the amount shown in the “Fees Earned or Paid in Cash” column. In 2005, we paid the expenses, which were in the aggregate amount of approximately $5,000, for our Lead Director’s wife to accompany him to attend a company-sponsored customer event. The amount shown for him in this column includes that amount. No other compensation was paid to our directors in 2005.

(6)	We pay, or in some cases reimburse, all travel, lodging and meal expenses associated with attending Board meetings, Committee meetings and other company functions. These amounts are not reflected in the table because we do not consider them to be compensation.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information
What are the Committees of our Board of Directors and who serves on those Committees?
Our Board of Directors has established certain Committees to assist in the performance of its various functions. The chart below lists all of the Committees of our Board of Directors, and indicates who currently serves on those Committees and how many times each Committee met during 2005.

Board Member	Audit(2)(3)		Compensation(2)		Executive		Governance(2)		Strategic Planning

Bernon									*

Collens	*

Davis	*

Engles					*	(1)			*

Green	*	(1)	*						*

Hardin			*	(1)	*		*		*	(1)

Hill							*	(1)

Kirk									*

Llewellyn									*

Nevares	*		*

Schenkel					*

Turner			*				*

Meetings in 2005	8		6		1		6		0

*	Committee Member

(1)	Committee Chair

(2)	Our Board of Directors has determined that all of the members of our Audit, Compensation and Governance Committees are “independent,” as determined in accordance with New York Stock Exchange guidelines, and are appointed by the Board of Directors.

(3)	Our Board of Directors has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined by the Securities and Exchange Commission.

What are the responsibilities of our Board Committees?
Audit Committee: The Audit Committee is responsible for assisting our Board of Directors in monitoring (1) the integrity of our financial statements, (2) our independent auditor’s qualifications and independence, (3) the performance of our internal audit function and independent auditor, and (4) our compliance with applicable legal and regulatory requirements.
     The Audit Committee has sole authority to appoint and replace our independent auditor and is directly responsible for the compensation and oversight of the independent auditor for the purpose of preparing or issuing an audit report or related work. The Audit Committee is responsible for approving all permitted non-audit services to be performed by our independent auditor, and has established guidelines for doing so. See the Report of the Audit Committee on page 16 for more information.
     The Audit Committee has authority to retain independent legal, accounting or other advisors, at our expense. The Audit Committee meets regularly with members of our management and with our independent auditor outside the presence of management.
     The Audit Committee makes regular reports to the Board of Directors and reviews its own performance annually. The Committee operates under a charter, a copy of which is attached hereto as Annex I and is accessible on our corporate website at www.deanfoods.com, and is required to meet not less frequently than quarterly.
Compensation Committee: Our Compensation Committee is responsible for setting our executive compensation policies and objectives and administering our executive compensation programs. The Compensation Committee evaluates the performance of, and determines compensation for, our Chief Executive Officer. The Committee also determines the compensation of our executive officers and certain other key employees, and acts in an advisory role on non-executive employee compensation. The Committee administers our stock option and stock award plans and makes final determinations regarding grants of stock options and other stock-based awards. The Compensation Committee operates under a charter, a copy of which is accessible on our corporate website at www.deanfoods.com, and performs annual self-evaluations.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

Executive Committee: The Executive Committee may act on behalf of the Board of Directors when the Board of Directors is not in session on a limited basis, as to matters specifically delegated to the Executive Committee from time to time. This Committee meets only as needed.
Governance Committee: The Governance Committee is responsible for considering, developing and making recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate composition, size, function and operation of the Board and its Committees to optimize the effectiveness of the Board of Directors. Specifically, the Governance Committee must (1) consider, recommend and recruit candidates to fill new or open positions on the Board, (2) review candidates recommended by stockholders, (3) conduct the appropriate and necessary inquiry into the backgrounds and qualifications of possible candidates, and (4) recommend director nominees for approval by the Board of Directors and our stockholders. When searching for or considering a candidate for Board membership (including any candidate who may be recommended by a shareholder), the Governance Committee will generally require that the candidate have the highest ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. Their ultimate goal when considering the composition of our Board of Directors is to ensure that the Board includes members with appropriately diverse backgrounds, skills and experience, including financial and other expertise relevant to the business of our company. The Committee also considers possible conflicts of interest of Board members and senior executives, recommends Board Committee members, recommends director development activities and is involved in succession planning and management development for senior management. The Governance Committee operates under a charter, a copy of which is accessible on our corporate website at www.deanfoods.com, and performs annual self-evaluations. The Governance Committee will consider stockholder recommendations submitted in writing to the address set forth below.
Strategic Planning Committee: The Strategic Planning Committee has been assigned the task of working with our executives to chart the strategic course of our company, with the goal of maximizing stockholder returns over the medium to long term. Specific areas considered by the Committee include business mix, strategic initiatives, capital and other resource allocation and earnings growth.
How can you communicate with our Board of Directors?
Should you wish to contact our Lead Director or any of the other members of our Board of Directors on a board-related issue, you may write to him or her in care of our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as:
•	business solicitations or advertisements,

•	junk mail and mass mailings,

•	new product suggestions,

•	product complaints,

•	product inquiries,

•	resumes and other forms of job inquiries,

•	spam, and

•	surveys.
In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out will be made available to any outside director upon his or her request.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information
Reports to You From Our Board Committees

Report of the Audit Committee
We have met with representatives of Deloitte & Touche LLP and company management to review and discuss the company’s audited consolidated financial statements for the year ended December 31, 2005 and the assessment of the company’s internal control over financial reporting. We have discussed significant accounting policies applied by the company in its financial statements, as well as alternative treatments. We discussed with the company’s Chief Audit Executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Chief Audit Executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the company’s internal controls and the overall quality of the company’s financial reporting. We also regularly review and discuss the company’s activities with respect to risk assessment and risk management, and receive regular reports regarding the company’s compliance program.
     We regularly discuss with Deloitte & Touche, and they have provided written disclosures to us, regarding (1) the matters required to be communicated under generally accepted auditing standards (Standard No. 61, Communication with Audit Committees), and (2) Deloitte & Touche’s independence, as required by the Independence Standards Board (Standard No. 1, Independence Discussions with Audit Committees).
     Deloitte & Touche has served as independent auditor for the company since its formation. Deloitte & Touche periodically changes the personnel who work on the audit. In addition to performing the audit of the company’s consolidated financial statements, Deloitte & Touche also provides various other services to the company. All of the services provided for the company by Deloitte & Touche in 2005 were approved by us. The aggregate fees and reimbursable expenses billed to the company and its subsidiaries by Deloitte & Touche for 2005 and 2004 were:

	2005	2004

Audit Fees(1)	$5,791,000	$6,430,000
Audit-Related Fees(2)	3,304,000	4,069,000
Tax Fees(3)	1,112,000	875,000
All Other Fees(4)	180,000	546,000

Total	$10,387,000	$11,920,000

(1)	“Audit Fees” includes fees and expenses billed for the audit of the company’s annual financial statements and review of financial statements included in the company’s quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings. Audit fees also includes the audit of the company’s internal controls.

(2)	“Audit-Related Fees” includes fees billed for services that are related to the performance of the audit or review of the company’s financial statements (which are not reported above under the caption “Audit Fees”), such as fees for accounting due diligence on acquisitions and divestitures and audits of company employee benefit plans. In 2005, “Audit Related Fees” also included fees for the stand-alone audit of TreeHouse Foods and other work related to the TreeHouse spin-off.

(3)	For 2005,“Tax Fees” includes $738,000 for tax work related to the TreeHouse spin-off, $120,000 for work related to benefit plans and $254,000 for tax compliance work. For 2004, “Tax Fees” includes $252,000 for tax preparation and compliance and $623,000 for tax advice and planning.

(4)	“All Other Fees” includes fees billed in connection with the company’s benefit plans and a license fee for certain tax preparation software.
     We have considered whether the services performed by Deloitte & Touche other than audit services or services related to the audit are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.
     We have also recommended that Deloitte & Touche be selected as the company’s independent auditor for 2006.
     We have sole authority to engage and determine the compensation of the company’s independent auditor. Our pre-approval is required for any engagement of Deloitte & Touche, and we have established the following pre-approval policies and procedures. Annually, we pre-approve services to be provided by Deloitte & Touche. We also consider the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting the company’s 2006 audit, we have pre-authorized Deloitte & Touche to provide services to the company in connection with the following types of non-audit matters:

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

Audit-Related Engagements
•	Audit of combined financial statements for Dean Dairy Group or any other subsidiary

•	Ordinary course accounting consultations

•	Due diligence services related to potential acquisitions and divestitures of businesses
Tax Engagements
•	U.S. federal, state and local tax compliance advice

•	International tax compliance advice

•	Review of federal, state, local and international income, franchise and other tax returns

•	Advice on tax audits

•	Tax structuring and related advice in connection with potential acquisitions, divestitures and restructurings.
Other
•	Licensing of tax return preparation software.
The pre-approval described above will expire in November 2006. In the event a matter of a type listed above arises before November 2006, we have authorized management, if necessary, to negotiate, for the Chairman’s approval and execution, an engagement agreement related to that matter. For each such matter, management is required to provide us, at our next regularly scheduled meeting, with detailed documentation about the services to be provided. Any service that management wishes Deloitte & Touche to provide that is of a type that has not been pre-approved must be considered at a meeting of the Committee before the service is provided. In determining whether to approve the engagement of Deloitte & Touche, we consider whether such service is consistent with their independence. We also consider the amount of audit and audit-related fees in comparison to all other fees paid to Deloitte & Touche and we review such comparisons regularly.
     Representatives of Deloitte & Touche will be present at the annual meeting to make a statement, if they choose, and to answer any questions you have.
This report is presented by:
The Members of the Audit Committee
Stephen L. Green (Chairman)
Lewis M. Collens
Tom C. Davis
Hector M. Nevares
Report of the Compensation Committee
Our Objectives
Our objectives in setting compensation for our executive officers and our senior operating officers are:
•	To attract and retain top talent,

•	To motivate the performance of officers in support of achievement of the company’s strategic, financial and operating performance objectives,

•	To reward performance, and

•	To align our officers’ interests with the long-term interests of our stockholders through awards of stock options and other equity vehicles.
In order to ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort, we have put an emphasis on performance-based compensation so that attainment of company, business unit and, in some cases, individual performance goals, is rewarded. Through the use of performance-based plans that emphasize attainment of company and/or business-unit goals, we seek to foster an attitude of teamwork, and the use of tools such as equity ownership is important to ensure that the efforts of management are consistent with the objectives of stockholders.
The Elements of Our Compensation System and Our Methodology
At present, the compensation of the executive officers and senior operating officers consists of base salary, annual cash incentive compensation, long-term incentive awards, and benefits. We determine base salary, annual incentive compensation and long-term incentive awards for the Chief Executive Officer and for each of the other executive officers and senior operating officers after review of:
•	Publicly available information and available executive compensation survey data concerning the base salaries of persons with similar responsibilities in our Comparison Group (as defined below), as well as at companies of comparable size in general industry,

•	The responsibilities of each officer, and

•	The subjective evaluation of such officer’s overall performance and contribution to the company.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

In order to ensure that we are able to attract and retain the highest caliber management, we endeavor to ensure that total compensation, including all elements in the aggregate, is comparable to that offered by competitors for the company’s management talent. Specifically, we considered the following companies (referred to in this report as the “Comparison Group”): Archer-Daniels-Midland Company, Campbell Soup Company, The Clorox Company, Coca-Cola Enterprises Inc., Colgate-Palmolive Company, ConAgra Foods, Inc., Cott Corporation, Del Monte Foods Company, General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Hormel Foods Corporation, The J. M. Smucker Company, Kellogg Company, Kimberly-Clark Corporation, McCormick & Co., Inc., The Pepsi Bottling Group, Inc., The Procter & Gamble Company, Sara Lee Company, Smithfield Foods, Inc., Tyson Foods, Inc. and The Wrigley Company.
     Generally, it is our practice to set base salaries near the median of market range, adjusted slightly to reflect each officer’s individual performance and contributions. The company’s Chief Executive Officer provides us with recommendations regarding increases to executive officers’ base salaries excluding himself.
     Annual cash incentive compensation is designed to motivate officers to achieve annual financial and other goals based on the strategic, financial and operating performance objectives of the company. In conjunction with our review of the strategic and operating plans of the company, each year we establish target performance levels for management based either on the company’s earnings per share, the performance of particular operating units over which an officer has control or on individual goals, or some combination thereof. A copy of the Company’s Executive Incentive Compensation Plan is on file with the Securities and Exchange Commission as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. It is our practice to set bonus levels at the median to 75th percentile of the Comparison Group, adjusted to reflect individual performance and contributions.
     Target incentive compensation payout amounts for the persons who were named executive officers in 2005 were:

Target Cash Incentive
Compensation (expressed as a
Name	percentage of base salary)
Gregg Engles	120%
Chairman of the Board and Chief Executive Officer
Pete Schenkel	90%
Vice Chairman of the Board (former President of Dean Dairy Group through December 31, 2005)
Michelle Goolsby	65%
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
Barry Fromberg	65%
Executive Vice President and Chief Financial Officer
Ron Klein	50%
Senior Vice President — Corporate Development
     Pursuant to our Executive Incentive Compensation Plan, executives are eligible to receive 0% to 200% of their target cash incentive compensation amount, depending on the level of achievement of the performance criteria established for that person by the Compensation Committee. Mr.Engles’ 2005 performance criteria were based entirely on the level and growth of the company’s earnings per share. Eighty percent of Ms. Goolsby’s, Mr.Fromberg’s and Mr. Klein’s 2005 performance criteria was based on the level and growth of the company’s earnings per share. The remaining 20% was based on their achievement of certain individual performance goals. Eighty percent of Mr. Schenkel’s 2005 performance criteria was based on the level and growth of the Dairy Group’s operating income. The remaining 20% was based on his achievement of certain individual performance goals.
     For the 2005 performance period, the company significantly exceeded the performance criteria that we established for Mr. Engles, Ms. Goolsby, Mr. Fromberg and Mr. Klein and therefore, in accordance with the terms of the Executive Incentive Compensation Plan, each of them received the maximum amount of annual cash incentive compensation payable under the plan, which was 200% of their target

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

incentive compensation amounts. The Dairy Group also exceeded its operating income targets for 2005, which resulted in Mr. Schenkel receiving 175% of his target annual incentive compensation amount.
     We believe that a significant portion of officer compensation should be dependent on long-term value created for our stockholders. Each year, our officers receive a long-term incentive award (consisting of stock options and restricted stock units) at a market percentile based on the company’s total stockholder return over the preceding three years relative to the total stockholder return of the Comparison Group. Our goal is for these grants to be from the 25th to the 75th percentile, depending on our total stockholder return as compared to that of the Comparison Group. Through 2004, the company’s total stockholder return for the preceding three years ranked at the 95th percentile of the Comparison Group. Based on this performance, 2005 long-term incentive grants were targeted at the 75th percentile of the Comparison Group.
     Beginning in 2003, we began awarding stock units in addition to stock options, with the award values weighted approximately 50% each. The same approach was used in 2004 and again in 2005.
     Officers also receive benefits typically offered to executives by companies engaged in businesses similar to the company’s and various benefits generally available to all employees of the company (such as health insurance). We have reviewed the company’s executive benefit plans and the methods by which benefits are earned under the plans. We found the plans to be appropriate components of the company’s compensation program.
     We used Mercer Human Resource Consulting, Inc. to assist us in connection with setting compensation for 2005 and 2006. We rely on our compensation consultant to collect market compensation data. We then work with the consultant to ensure that position descriptions are appropriately comparable and to properly adjust the data so that it is appropriate for a company of Dean Foods’ size. Using this data, the consultant makes preliminary compensation recommendations based on our Committee’s stated compensation philosophy. Our Committee meets several times to discuss setting individual compensation levels, and we adjust the initial recommendations based on our assessments of the personal attributes and achievements of the individual officers. We go through a similar process in considering and establishing the company’s short-term and long-term incentive plans and other executive benefits.
     Stock option awards under the company’s long-term incentive plans qualify for the exemption offered by Section 162(m) of the U.S. tax code, which allows performance-based compensation paid to an executive in excess of $1,000,000 to be tax deductible if certain conditions are met. All other compensation that we pay does not currently qualify for the Section 162(m) exemption. In 2005, the following compensation was not deductible:

Name	Non-Deductible Compensation

Gregg Engles	$8,423,204
Pete Schenkel	3,101,564
Barry Fromberg	678,446
Michelle Goolsby	653,767
     Because the instances where our officers’ non-exempt compensation has exceeded $1 million have been limited, we have not adopted a policy of strict compliance with the Section 162(m) exemption. 2005 was an exceptional year due to the early vesting in July 2005 of stock units granted in January 2003. The units vested early because the stock price performance target that we established at the time we granted the units was achieved in 2005. At this point, we believe it is more important to retain the flexibility to compensate officers competitively. We will continue to monitor our compensation practices, however, and consider future opportunities to take advantage of the Section 162(m) exemption when we feel it is in the best interest of the company and its stockholders.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

CEO Compensation
Mr. Engles’ base salary for 2005 was $1,070,000, which represented a 7% increase over his base salary for 2004. We raised Mr. Engles’ 2005 base salary to a level just below the median of the Comparison Group. His salary had not been increased since 2002 and had fallen behind our goal of paying base compensation at the median of market range.
     Mr. Engles’ target annual cash incentive compensation for 2005 was 120% of his base salary, with a potential range of 0% to 240% of his base salary, depending on the degree of attainment of the EPS goals we established for 2005. Mr. Engles’ 2005 target annual incentive compensation level was near the median of the Comparison Group.
     In 2005, Mr. Engles received 123,164 stock units and options to purchase 341,068 shares of common stock. The value of his grant was determined based on the company’s total stockholder return for the three years ended November 30, 2004 compared to the total stockholder return of the Comparison Group over the same period.
     At the end of each year, we establish written evaluation objectives for the Chief Executive Officer for the upcoming year. At the end of each year, we evaluate his performance against the evaluation objectives and we take the results of our evaluation into consideration when setting his compensation for the next year. The evaluation objectives that we established for Mr. Engles for 2005 included objectives in the following categories: shareholder return and earnings per share growth; his credibility with the investment community; his relationship with the Board of Directors; development and execution of the company’s strategic plan; certain tactical and operational initiatives; his development of and relationship with the company’s management; and his leadership in establishing and maintaining a culture of compliance, ethical behavior and social responsibility throughout the company.
This report by:
The Members of the Compensation Committee
Joseph S. Hardin, Jr.(Chairman)
Stephen L. Green
Hector M. Nevares
Jim L. Turner

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

Who are our executive officers?
The term “executive officer” is defined by applicable securities law as the company’s president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the public company. According to that definition, our Board of Directors has determined that at the end of 2005 our “executive officers” were:
Gregg L. Engles — Chairman of the Board and Chief Executive Officer
See Mr. Engles’ biography on page 10.
Barry A. Fromberg — Executive Vice President and Chief Financial Officer
Mr. Fromberg, age 50, joined us in June 1998 as Executive Vice President and Chief Financial Officer. Prior to joining us, he served as Chairman and Chief Executive Officer of a subsidiary of Paging Network, Inc. from 1995 to 1998. He was Senior Vice President and Chief Financial Officer of Paging Network, Inc. from 1993 to 1995. He served as Executive Vice President and Chief Financial Officer of Simmons Communications, Inc., a cable television operator from 1987 to 1993. From 1980 to 1987, he held various positions with Comcast Corporation. Mr. Fromberg was a Senior Accountant with Coopers & Lybrand from 1977 to 1980. Mr. Fromberg retired on April 1, 2006.
Michelle P. Goolsby — Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
Ms. Goolsby, age 48, joined us in July 1998 as Executive Vice President, General Counsel and Corporate Secretary. In August 1999, she assumed the additional role of Chief Administrative Officer. From September 1988 until July 1998, Ms. Goolsby held various positions with the law firm of Winstead Sechrest & Minick. Prior to joining Winstead Sechrest & Minick, she held various positions with the Trammell Crow Company.
Ronald H. Klein — Senior Vice President — Corporate Development
Mr. Klein, age 40, joined us in 1997 as Assistant Treasurer. In mid-1998, he became Vice President — Corporate Development, focusing primarily on acquisition and divestiture transactions and financial planning. In February 2002, he became Senior Vice President — Corporate Development. In October 2005, Mr. Klein also assumed responsibility for our operations in Iberia. Prior to joining us, he worked in the Corporate Finance division of Bear Stearns.
Joseph Scalzo — President — WhiteWave Foods Company
Mr. Scalzo, age 47, joined us in October 2005 as President of our WhiteWave Foods Company subsidiary. Prior to joining us, he was employed by The Gillette Company from 2001 to October 2005, serving most recently as Group President, Personal Care and Global Value Chain. Prior to joining The Gillette Company, Mr. Scalzo served in various capacities at the Coca-Cola Company from 1997 to 2001, including as Vice President and General Manager of Coca-Cola North America and as Senior Vice President and Chief Marketing Officer of The Minute Maid Company. He began his career at Procter & Gamble in 1985 where he held various leadership positions. Mr. Scalzo also serves on the Board of Directors of HNI Corporation, a leading office furniture and wood burning fireplace manufacturer.
Pete Schenkel — Vice Chairman of the Board, Former President of Dairy Group
See Mr. Schenkel’s biography on page 6.
Effective December 31, 2005, Mr. Schenkel retired as President of our Dairy Group and became Vice Chairman of our Board of Directors. On January 1, 2006, Mr. Alan Bernon succeeded Mr. Schenkel as President of the Dairy Group, making him an executive officer effective January 1, 2006. See Mr. Bernon’s biography on page 10.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information
How much are our named executive officers paid?
The following chart shows the compensation paid in each of the three years ended December 31, 2005 to our Chief Executive Officer and the next four most highly compensated executive officers who were serving as executive officers as of December 31, 2005. Those five people are referred to in this proxy statement as the “Named Executive Officers.”
Summary Compensation Table

			Annual Compensation					Long-Term Compensation
						Other		Restricted		Securities	Value of
						Annual		Stock		Underlying	Stock Options	All Other
		Total(1)	Salary(2)	Bonus(2)		Compensation		Awards(3)		Options/SARs(4)	Granted(5)	Compensation(6)
Gregg L. Engles	2005	$9,487,305	$1,070,000	$2,568,000		$167,826	(7)	$3,312,400	(8)	341,068	$2,334,679	$34,400	(9)
Chairman of the Board	2004	6,847,372	1,000,000	—		238,767	(10)	3,148,170	(8)	364,909	2,460,435	—
and Chief Executive	2003	14,000,957	1,000,000	1,151,822		148,200	(11)	5,942,400	(8)	650,579	5,758,535	—
Officer

Barry A. Fromberg	2005	2,123,666	435,000	565,500		5,199	(12)	652,925	(14)	66,319	453,967	11,075	(9)
Executive Vice	2004	1,385,294	430,000	51,886		5,438	(13)	498,720	(14)	59,213	399,250	—
President & Chief	2003	2,565,595	430,000	270,998	(15)	19,781	(16)	854,220	(14)	111,914	990,596	—
Financial Officer

Michelle P. Goolsby	2005	2,206,609	470,000	611,000		6,150	(17)	652,925	(18)	66,319	453,967	12,567	(9)
Executive Vice	2004	1,628,085	450,000	54,245		21,345	(19)	623,400	(18)	71,055	479,095	—
President, Chief	2003	2,565,561	430,000	270,889	(20)	19,856	(21)	854,220	(18)	111,914	990,596	—
Administrative Officer & General Counsel

Ronald H. Klein	2005	1,223,388	325,000	325,000		1,330	(22)	334,425	(23)	33,870	231,847	5,786	(9)
Senior Vice President-	2004	976,307	295,000	29,645		14,121	(24)	374,040	(23)	39,080	263,501	—
Corporate Development	2003	1,163,357	285,000	149,668		1,338	(25)	334,260	(23)	44,410	393,091	—

Pete Schenkel	2005	3,262,965	700,000	1,066,012		50,412	(26)	828,100	(27)	84,083	575,565	42,876	(28)
Vice Chairman	2004	3,721,942	675,000	298,740		35,251	(29)	1,090,950	(27)	130,071	877,017	744,984	(30)
	2003	6,717,957	675,000	636,561		58,675	(31)	2,228,400	(27)	281,274	2,489,669	629,652	(32)

(1)	Represents the sum of the compensation amounts (expressed in dollars) shown in the columns to the right.

(2)	Includes salary and bonus deferred pursuant to our Deferred Compensation Plans.

(3)	The value shown is calculated by multiplying the closing market price of our stock on the date of grant by the number of shares granted.

(4)	All share numbers have been adjusted to reflect all stock splits and adjustments as a result of the spin-off of Tree House.

(5)	The value reflected in this column is the aggregate grant date fair value of the award, computed in accordance with FAS123(R) (applying the same valuation model and assumptions as we use for financial statement reporting purposes).

(6)	Does not include group life, health, hospitalization, medical reimbursement, disability, employee stock purchase plan or 401(k) match benefits that are available to all non-represented employees.

(7)	Includes $15,200 club membership, $1,509 executive physical benefit and $151,117 for personal use of company aircraft.

(8)	At December 31, 2003, Mr. Engles held 240,000 stock units with a value of $5.9 million. At December 31, 2004, Mr. Engles held 293,000 stock units with a value of $7.9 million. At December 31, 2005, Mr. Engles held 218,851 stock units with a value of $8,241,929. Values are determined based on the closing sales price on December 31. Dividends are not paid on stock units.

(9)	Effective in 2005, our Compensation Committee approved a new supplemental retirement plan for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401k plan (“excess compensation”). Under the plan, employees who receive excess compensation are credited with an amount equal to 4% of his or her excess compensation. Four percent is the employer match on our 401(k) plan. The amount shown here is the amount credited to the named executive officer in 2005 under the new plan. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control or the employee’s death or disability.

(10)	Includes $12,000 club membership, $2,014 executive physical benefit and $224,753 for personal use of company aircraft.

(11)	Includes $11,500 club membership, $1,497 executive physical benefit and $135,203 for personal use of company aircraft.

(12)	Includes $1,543 for executive physical benefit and $3,656 for personal use of company aircraft.

(13)	Includes $5,438 for personal use of company aircraft.

(14)	At December 31, 2003, Mr. Fromberg held 34,500 stock units with a value of $854,220. At December 31, 2004, Mr. Fromberg held 43,600 stock units with a value of $1.2 million. At December 31, 2005, Mr. Fromberg held 39,437 stock units with a value of $1,485,197. Values are determined based on the closing sales price on December 31. Dividends are not paid on stock units.

(15)	Mr. Fromberg deferred a portion of his 2003 bonus pursuant to our Deferred Compensation Plan and allocated the entire deferred amount toward investment in shares of our common stock. Shares of stock purchased under the Deferred Compensation Plan were purchased at a 15% discount.

(16)	Includes $17,646 discount on shares purchased under the Deferred Compensation Plan and $2,135 executive physical benefit.

(17)	Includes $2,340 for executive physical benefit and $3,810 for personal use of company aircraft.

(18)	At December 31, 2003, Ms. Goolsby held 34,500 stock units with a value of $854,220. At December 31, 2004, Ms. Goolsby held 47,600 stock units with a value of $1.3 million. At December 31, 2005, Ms. Goolsby held 43,226 stock units with a value of $1,627,891. Values are determined based on the closing sales price on December 31. Dividends are not paid on stock units.

(19)	Includes $21,345 for personal use of company aircraft.

(20)	Ms. Goolsby deferred a portion of her 2003 bonus pursuant to our Deferred Compensation Plan and allocated the entire deferral toward investment in shares of our common stock. Shares of stock purchased under the Deferred Compensation Plan were purchased at a 15% discount.

(21)	Includes $11,951 discount on shares purchased under the Deferred Compensation Plan and $7,905 for personal use of company aircraft.

(22)	Includes $1,330 for executive physical benefit.

(23)	At December 31, 2003, Mr. Klein held 13,500 stock units with a value of $334,260. At December 31, 2004, Mr. Klein held 22,800 stock units with a value of approximately $641,448. At December 31, 2005, Mr. Klein held 23,804 stock units with a value of $896,459. Values are determined based on the closing sales price on December 31. Dividends are not paid on stock units.

(24)	Includes $1,330 executive physical benefit and $12,791 for personal use of company aircraft.

(25)	Includes $1,338 executive physical benefit.

(26)	Includes $10,462 for personal use of company aircraft, $18,200 for a company-provided automobile, $21,000 for club memberships and $750 premium for full coverage Execucare health insurance not provided to other employees.

(27)	At December 31, 2003, Mr. Schenkel held 90,000 stock units with a value of $2.2 million. At December 31, 2004, Mr. Schenkel held 107,000 stock units with a value of $2.9 million. At December 31, 2005, Mr. Schenkel held 63,951 stock units with a value of $2,408,395. Values are determined based on the closing sales price on December 31. Dividends are not paid on stock units.

(28)	Includes $11,420 premium for special term life and disability insurance paid for by the company and not offered to other employees, and $31,456 credited to Mr. Schenkel under the new supplemental retirement plan.

(29)	Includes $9,201 for personal use of company aircraft, $17,300 for a company-provided automobile, approximately $8,000 for a club membership, and $750 for full coverage Execucare health care insurance not provided to other employees.

(30)	$700,470 of this amount represents the last of four annual distributions Mr. Schenkel was entitled to receive as a result of the termination of a non-qualified retirement plan maintained by Southern Foods prior to our acquisition of that company effective January 2000. $44,514 is the premium for special term life and disability insurance paid for by the company and not offered to other employees.

(31)	Includes $28,425 for personal use of company aircraft, $21,500 for a company-provided automobile, approximately $8,000 club membership and $750 premium for full coverage Execucare health insurance not provided to other employees.

(32)	$588,064 of this amount represents the third of four annual distributions Mr. Schenkel was entitled to receive as a result of the termination of a non-qualified retirement plan maintained by Southern Foods prior to our acquisition of that company effective January 2000. $41,588 is the premium paid by the company for term life and disability insurance not offered to other employees.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information
Option Grants in 2005 (to Named Executive Officers)

	Number of
	Securities	Percent of Total			Potential Realizable Value at Assumed
	Underlying	Options/SARs	Exercise/Base		Annual Rates of Stock Price Appreciation
	Options/SARs	Granted to	Price	Expiration	For Option Term
Name	Granted(1)	Employees in 2005(1)	($/share)	Date(2)	5%(3)	10%(3)

Engles, Gregg L.	341,068	14.3%	$26.89	01/07/2015	$5,768,672	$14,618,948
Fromberg, Barry A.	66,319	2.8	26.89	01/07/2015	1,121,690	2,842,583
Goolsby, Michelle P.	66,319	2.8	26.89	01/07/2015	1,121,690	2,842,583
Klein, Ronald H.	33,870	1.4	26.89	01/07/2015	572,862	1,451,745
Schenkel, Pete	84,083	3.5	26.89	01/07/2015	1,422,142	3,603,988

(1)	The total number of options granted during 2005 to all employees was 2,391,594. Numbers shown in the table include adjustments made in connection with the Tree House Foods spin-off.

(2)	All vest as follows: 1/3 on first anniversary of grant, 1/3 on second anniversary of grant, and 1/3 on third anniversary of grant.

(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.
Stock Unit Grants in 2005 (to Named Executive Officers)

			Potential Realizable Value of Assumed
			Annual Rates of Stock Price Appreciation
			Over Total Vesting Period(3)
		Percent of Total Stock Units
Name	No. of Stock Units Granted(1)	Granted to Employees During 2005(2)	5%	10%

Engles, Gregg L.	123,164	24.4%	$4,227,542	$5,334,637
Fromberg, Barry A.	24,278	4.8	833,330	1,051,560
Goolsby, Michelle P.	24,278	4.8	833,330	1,051,560
Klein, Ronald H.	12,435	2.5	426,835	538,601
Schenkel, Pete	30,791	6.1	1,056,886	1,333,659

(1)	Numbers shown in the table above include adjustments made in connection with the Tree House Foods spin-off. Each stock unit represents the right to receive one share of common stock in the future. Stock units have no exercise price. Each employee’s stock unit grant vests ratably over five years, subject to certain accelerated vesting provisions based primarily on our stock price. All stock unit grants vest ratably over 5 years.

(2)	The total number of stock units granted during 2005 to all employees was 504,314.

(3)	The actual value that an executive may realize will depend on the stock price on the date the underlying shares are sold.
Option Exercises in 2005 (by Named Executive Officers)

			No. of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at December 31, 2005		December 31, 2005
	Shares Acquired	Value
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Engles, Gregg L.	45,000	$1,024,280	3,768,307	837,274	$86,984,577	$10,593,377
Fromberg, Barry A.	289,027	5,846,536	134,751	143,099	2,810,840	1,785,542
Goolsby, Michelle P.	96,408	2,264,729	502,828	150,993	10,558,166	1,875,060
Klein, Ronald H.	—	—	139,691	74,724	2,671,812	907,629
Schenkel, Pete	6,959	81,444	1,186,293	269,814	26,068,889	3,543,879
Stock Units Vested and Distributed in 2005 (to Named Executive Officers)

	Number of Shares Received
	During 2005	Value of
Name	Due to Vesting of Stock Units(1)	Shares Received(2)

Engles, Gregg L.	238,735	$8,158,088
Fromberg, Barry A.	34,614	1,182,449
Goolsby, Michelle P.	35,414	1,208,745
Klein, Ronald H.	14,693	500,446
Schenkel, Pete	88,951	3,040,396

(1)	The named executive officer may not have actually received the number of shares shown in this column if he or she elected to trade certain of the shares in payment of taxes due.

(2)	Value is calculated based on our closing stock price on the date of distribution.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

Change in Control Benefits
We have entered into agreements with all of our named executive officers pursuant to which we must
•	pay each of the named executive officers a lump sum of cash equal to three times his or her base annual salary plus his or her target bonus for the year in which the termination occurs, plus a pro-rated bonus for the portion of the year served prior to termination, in addition to a gross-up payment to pay for any applicable excise taxes,

•	pay each of the named executive officers the unvested balance of his or her 401(k) account, plus three times his or her most recent company match,

•	continue the executive’s insurance benefits for two years, and

•	provide certain outplacement services
if, in connection with or within two years after a change in control (as defined in the agreements) of our company
•	the named executive officer’s employment is terminated by us or any successor of ours without cause (as defined in the agreements), or

•	the named executive officer’s employment is terminated by the executive for good reason (as defined in the agreement).
Also, each officer has the right, at any time during the 13th month after a change in control, to voluntarily terminate his or her employment for any reason and receive the same benefits as if he or she had been terminated by us or by a successor company during the two years after a change in control as described above. The agreements also contain
•	a covenant pursuant to which the executives have agreed not to compete with us for two years after termination,

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of our confidential information, and

•	agreements not to solicit any of our employees for two years after termination.
All of the named executive officers’ unvested stock options and stock units would automatically vest immediately upon a change in control (as defined in the agreements).
     If a change in control (as defined in the agreements) occurred during 2006 and our named executive officers’ rights under the agreements were triggered, they would receive approximately the following:

		Change In
		Control Cash
Name	Total(1)	Payment(2)	Equity Value(3)	Other(5)

Engles, Gregg L.	$26,848,506	$7,945,200	$18,835,306	$68,000
Fromberg, Barry A.(4)	—	—	—	—
Goolsby, Michelle P.	6,197,452	2,626,500	3,502,952	68,000
Klein, Ronald H.	3,534,463	1,662,375	1,804,088	68,000
Schenkel, Pete	8,270,274	2,250,000	5,952,274	68,000

(1)	Represents the sum of the amounts shown in the columns to the right. Amounts shown in this table do not include the tax gross-up that the executive is entitled to under the agreements.

(2)	Does not include the prorated bonus the executive would receive for the portion of the year served prior to his or her termination.

(3)	Represents the intrinsic (in-the-money) value of all unvested stock options and stock units held by the executive as of December 31, 2005, based on our closing stock price on December 31, 2005.

(4)	Mr.Fromberg retired effective April 1, 2006.

(5)	Includes outplacement and continued medical coverage for two years.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

Other Agreements with Named Executive Officers
Retirement Agreement with Barry Fromberg
On April 1, 2006, Barry Fromberg, our former Chief Financial Officer, retired. On November 7, 2005, we entered into an Employment and Release Agreement with Mr. Fromberg regarding his retirement.
     Pursuant to the agreement, Mr. Fromberg agreed to continue in his position until April 1, 2006 (the “Retirement Date”) and we agreed to continue to pay him his regular salary, at the rate of $435,000 per year, until the Retirement Date, and he continued to be eligible to participate in our benefit plans. In addition, we agreed to pay him a prorated bonus for the three months that he was employed in 2006, but only to the extent that other senior corporate executives become eligible to receive a bonus, which will be determined after the end of 2006 in accordance with our Executive Incentive Compensation Plan. Stock awards granted to Mr. Fromberg prior to the date of the agreement that were scheduled to vest prior to the Retirement Date vested in accordance with their terms. Mr. Fromberg has 60 days after the Retirement Date to exercise his vested stock options.
     Mr. Fromberg agreed to make himself available after the Retirement Date to assist us with any transitional issues that may arise and/or to assist his successor with any issues that may arise. In consideration for his agreement to remain in his position until the Retirement Date, and to assist with transitional issues that may arise after the Retirement Date, and in exchange for the release contained in the agreement and Mr. Fromberg’s agreement to abide by the non-solicitation, non-compete and non-disclosure provisions contained in the agreement, we agreed to make certain payments to Mr. Fromberg, and to provide him with certain other benefits. Specifically, we agreed to provide him with the following cash amounts, all of which will be paid on October 15, 2006: (1) a payment in an amount equal to approximately $1.4 million (less applicable withholding), or two times the sum of his base annual salary plus his target bonus, plus (2) a health benefit advance in the amount of $24,000, plus (3) a payment in an amount of $25,200, which is three times the amount of his 2005 401(k) match. In addition, on April 15, 2006, we will make a payment to Mr. Fromberg of approximately $1.6 million, which is intended to compensate him for the value of his previously granted stock awards that would have vested in 2007 and 2008 if he were still employed. For unvested options, the amount of the payment will be the difference between the market price (as defined below) of our stock and the strike price of the associated option, times the number of shares underlying such options. For unvested stock units, the amount of the payment will be equal to the market price of our stock times the number of unvested stock units. “Market price” is defined in the agreement as the highest closing price of our stock during the 30 trading days ending on March 31, 2006. Finally, we will continue to provide Mr. Fromberg the annual physical benefit provided to other executives of the company.
     Pursuant to the agreement, Mr. Fromberg agreed not to solicit any of our employees or customers for a period of 2 years after the Retirement Date, and he has agreed to maintain the confidentiality of our trade secrets and other confidential information. Finally, the agreement contains a mutual release pursuant to which Mr. Fromberg and the company have agreed to release one another from all claims that may arise out of or relate to his employment with the company.
     The agreement can be terminated for “cause,” as defined in the agreement.
Employment Agreements with Pete Schenkel
On September 8, 2005, we announced the succession plan for the President of our Dairy Group. Alan Bernon, formerly Chief Operating Officer of the Northeast Region of our Dairy Group, became President of our Dairy Group effective January 1, 2006. Pete Schenkel, formerly the President of the Dairy Group, resigned from that position effective December 31, 2005. On December 2, 2005, we entered into an employment agreement (the “Employment Agreement”) with Mr. Schenkel pursuant to which he became Vice Chairman of our Board of Directors effective January 1, 2006. As Vice Chairman, he will assist in the transition of leadership of the Dairy Group through the end of 2007. On December 2, 2005, we also entered into an Independent Contractor and Noncompetition Agreement (the “Consulting and Noncompetition Agreement”) with Mr. Schenkel under which we will generally retain access to his services through December 31, 2009, and he has agreed to certain restrictive covenants that will preclude him from competing with us or otherwise interfering with our relationships with our customers and employees.
Employment Agreement
Mr. Schenkel’s term as Vice Chairman is expected to continue through December 31, 2007, at which time he will resign as Vice Chairman and as an employee. The Employment Agreement, however, permits Mr. Schenkel to retire prior to December 31, 2007 by providing us at least 10 days’ notice (the date he retires as Vice Chairman, whether on or before December 31, 2007, is referred to herein as the “Resignation Date”).
     During the period Mr. Schenkel serves as Vice Chairman, Mr. Schenkel will assist with various strategic, budgeting and organizational matters pertaining to the Dairy Group and work

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

to facilitate a smooth transition of his responsibilities and customer relationships to his successor. Mr. Schenkel’s current Board term will expire in May of this year. He has been nominated for re-election by our Board of Directors. Mr. Schenkel’s ability to continue to serve as Vice Chairman is subject to him being re-elected by our stockholders. Should he not be re-elected for another term, he will still continue as an employee through December 31, 2007, serving as a senior advisor with similar responsibilities.
     For his services during his continued employment, we will pay Mr. Schenkel an annual base salary of $500,000 for 2006 and $350,000 for 2007, provided he does not resign earlier. His target bonus will be 50% of his base annual salary for each year (prorated to reflect his actual period of employment if he resigns prior to the end of the year). Payment of his bonus will be subject to the achievement of certain operating and other individual targets to be established by our Board of Directors, all as set forth in our Executive Incentive Compensation Plan. Pursuant to the agreement, in January 2006 we granted him 262,000 stock options with an exercise price of $37.74. The options will vest in equal installments over a 5-year period, beginning on the date of grant, subject to any earlier vesting that may occur in the event of a change in control of our company. Continued vesting of the options granted in January 2006 is expressly contingent on Mr. Schenkel’s continuing compliance with the restrictive covenants contained in the Consulting and Noncompetition Agreement. Any portion of the options that vest prior to the termination of Mr. Schenkel’s employment shall remain exercisable for a period of no less than 12 months following termination of his employment, unless he is terminated for cause (as defined in the Employment Agreement), in which case they will be exercisable only for as long as provided in the award agreement. If his employment is terminated for cause, any unvested options will be forfeited.
     Through the Resignation Date, Mr. Schenkel will continue to be eligible to participate in all employee benefit plans that are available to our senior-level executives and to receive all other benefits currently provided to him. Stock options and other equity-based awards granted to Mr. Schenkel prior to January 1, 2006 will fully vest on the Resignation Date, subject to any earlier vesting provided for in such agreements or in the change in control agreement between us and Mr. Schenkel described elsewhere in this proxy statement, and thereafter they will expire according to the terms of our long-term incentive plans and Mr. Schenkel’s award agreements.
     We may terminate Mr. Schenkel’s employment at any time with or without cause. If, prior to the Resignation Date, we terminate his employment for any reason other than for cause, or if Mr. Schenkel terminates his employment for good reason (as defined in the Employment Agreement): (1) he will receive a lump sum payment equal to the base salary and target bonus to which he would otherwise have been entitled through December 31, 2007 and the payments that would have been payable to him through December 31, 2012 under the Consulting and Noncompetition Agreement, less lawful deductions, (2) any unvested portion of his stock options granted in 2006 will continue to vest in equal installments after his termination, and shall remain exercisable for a period of no less than twelve (12) months from their vest date, and (3) he will be paid his accrued and any unpaid base salary and target bonus through the date of termination. In addition, he will have no obligation following his termination to provide us the advisory services contemplated in the Consulting and Noncompetition Agreement and his obligations with regard to the noncompetition and nonsolicitation covenants in the Consulting and Noncompetition Agreement will cease as of the date of such termination.
     If his employment is terminated for cause, (1) he will be paid any accrued and any unpaid base salary through the date of termination (but no other severance or other payment will be made), and any unvested portion of his stock options granted in 2006 will be automatically forfeited; (2) any portion of his stock options granted in 2006 which are vested prior to his termination for cause shall remain exercisable for the period specified above; and (3) he shall have no obligation following his termination to provide us the advisory services contemplated in the Consulting and Noncompetition Agreement, and we shall have no obligation to pay him the fees for his consulting services under such Agreement, including any of the benefits that would have otherwise been made available to him following the Resignation Date pursuant to such Agreement.
Consulting and Noncompetition Agreement
Pursuant to the Consulting and Noncompetition Agreement, Mr. Schenkel has agreed to provide general advice and consultation to our Chief Executive Officer and to the Dairy Group President on matters of strategy and execution, and to provide assistance with respect to such specific operating initiatives as may be required from time to time, from the Resignation Date until December 31, 2009. For his services under the Consulting and Noncompetition Agreement, we will pay Mr. Schenkel at the rate of $200,000 per year. We also will provide him with a continued car allowance, reimbursement of expenses, club membership, office and secretarial assistance, and other perquisites and benefits currently provided to him. In the event that his employment under the Employment Agreement is

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

terminated by us without cause or by Mr. Schenkel for good reason or the advisory period contemplated by the Consulting Agreement is ended by us prior to December 31, 2009 and, in any such case, he has not breached any of his obligations in the Consulting and Noncompetition Agreement, we will pay him a single lump sum payment, six months and one day after his termination, equal to the aggregate amount of the fees that would have been payable during the remainder of the advisory period contemplated by the Consulting and Noncompetition Agreement.
     The Consulting and Noncompetition Agreement also contains Mr. Schenkel’s agreement (1) to maintain the confidentiality of our trade secrets and other confidential information, (2) not to compete with our dairy operations for a period of 2 years after the termination of his services (including his services under the Consulting and Noncompetition Agreement), and (3) not to solicit or interfere with our relationships with our employees or our customers. In consideration for the confidentiality, non-compete and non-solicit agreements, we paid Mr. Schenkel $280,000 on January 2, 2006, and we have agreed to pay him an additional $425,000 on each of January 2, 2007, January 2, 2008, January 2, 2009, January 2, 2010, January 2, 2011 and January 2, 2012. As noted above in the description of his Employment Agreement, any unpaid installments will be paid in a lump sum in the event of Mr. Schenkel’s termination of his employment under the Employment Agreement by us without cause or by him for good reason. Such unpaid amounts also will be paid in a lump sum in the event of his death.

Have our equity compensation plans been approved by our stockholders?
Our equity compensation plans have been approved by our stockholders. In addition, from time to time we grant inducement grants outside our approved plans as permitted by New York Stock Exchange rules. The following table contains certain information about our plans as of December 31, 2005.

	Number of Securities		Weighted Average
	to be Issued Upon		Exercise Price of		Number of Securities
	Exercise of		Outstanding		Remaining Available for
	Outstanding Options,		Options, Warrants		Future Issuance Under
Plan Category	Warrants and Rights		and Rights		Equity Compensation Plans

Equity compensation plans approved by security holders	18,507,305		18.87		5,942,758
Equity compensation plans not approved by security holders	245,000	(1)	37.98	(1)	N/A
Total

(1)	These options were issued on October 11, 2005 to Joseph Scalzo, President of our WhiteWave Foods subsidiary since October 2005, as an “inducement grant,” as such term is defined by the New York Stock Exchange. These options will vest over three years and will expire on the tenth anniversary of the date of grant.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information
How much stock do our executive officers and directors own?
On this page is information as of March 24, 2006 concerning:
• Each stockholder known by us to beneficially own more than 5% of our outstanding common stock,
• Each director and each named executive officer, and
• All directors and executive officers as a group.

	# Shares	Exercisable
Beneficial Owner	Common Stock	Options(1)	Total	Percent(2)	Notes

Bernon, Alan J.	594,878	321,798	916,676	0.6%
Collens, Lewis M.	18,292	51,910	70,202	0.0%
Davis, Tom C.	11,165	78,556	89,721	0.1%
Engles, Gregg L.	2,537,371	2,057,094	4,594,465	3.1%
Fromberg, Barry A.	19,312	—	19,312	0.0%
Goolsby, Michelle P.	12,590	585,924	598,514	0.4%
Green, Stephen L.	42,201	185,140	227,341	0.2%
Hardin, Jr., Joseph S.	49,498	143,099	192,597	0.1%	(3)
Hill, Janet	10,277	61,172	71,449	0.0%
Kirk, Ron	6,456	25,264	31,720	0.0%
Klein, Ronald H.	11,416	163,810	175,226	0.1%
Llewellyn Jr., John S.	22,163	83,970	106,133	0.1%
McCrummen, Ronald L.	2,527	17,766	20,293	0.0%
Muse, John R.	246,222	158,494	404,716	0.3%	(4)
Nevares, Hector M.	613,884	334,980	948,864	0.6%
Scalzo, Joseph E.	—	—	—	0.0%
Schenkel, Pete	90,776	1,356,630	1,447,406	1.0%
Turner, Jim L.	171,182	233,990	405,172	0.3%

Group Total	4,460,210	5,859,597	10,319,807	7.0%	(5)
Iridian	7,668,947		7,668,947	5.6%	(6)

(1)	As of March 24, 2006, including options exercisable within the next 60 days.

(2)	Percentages based on 135,903,834 shares of common stock outstanding as of March 24, 2006, plus 12,190,230, the total number of outstanding options exercisable within 60 days, for a denominator of 148,094,064.

(3)	Includes 3,350 shares held by trust.

(4)	Includes 3,450 shares owned by family members.

(5)	All executive officers and directors as a group.

(6)	As reported on Schedule 13G, Amendment No.3, filed on February 3, 2006 (the “Filing”), by Iridian Asset Management, LLC as investment adviser, and others as listed on the Filing. Denominator does not include total number of outstanding options exercisable within 60 days.

What other relationships do we have with our executive officers and directors?
Real Property Lease
We lease the land for our Franklin, Massachusetts plant from a partnership owned by Alan Bernon and his family. Our lease payments during 2005 totaled $700,000.
Minority Interest in Consolidated
Container Holding Company
We hold our minority interest in Consolidated Container Company through our subsidiary Franklin Plastics, Inc., in which we own an approximately 99% interest. Alan Bernon and his brother, Peter Bernon, collectively own the remaining less than 1% of Franklin Plastics, Inc.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Other Information

Professional Fees
During 2005, we paid legal fees and expenses of approximately $170,000 to Locke Liddell & Sapp LLP, where Michelle Goolsby’s husband is a partner, for legal services rendered on various matters. We also paid approximately $73,502 during 2005 to Heidrick & Struggles, an executive search firm where Ron Kirk’s wife is a partner.
Ordinary Course Purchases and Sales
During 2005, we sold approximately $9.8 million of product (net of rebates) to Brinker International and its subsidiaries (all of which were through distributors). Ron Kirk sits on the Board of Directors of Brinker International. During 2005, we sold approximately $39.0 million of product to Wendy’s International and its subsidiaries (some of which were through distributors). Janet Hill sits on the Board of Wendy’s International. Also, we purchased $2.2 million of goods and services from Sprint Nextel. Janet Hill serves on the Board of Sprint Nextel.
Charitable Contribution
In 2005, we made a charitable contribution of $41,360 to Students in Free Enterprise, a charitable organization with which Joseph Hardin and Gregg Engles are affiliated.
Employment of Family Members
Pete Schenkel’s son and son-in-law are both employed by our Dairy Group. Stephen Schenkel, Pete Schenkel’s son, is the Sales Manager for Schepps Dairy, and received total cash compensation of $129,606 in 2005 (including salary and bonus earned for 2005), in addition to benefits available to all similarly situated employees. In January 2005, he was granted options to purchase 1,500 shares of Dean Foods Company common stock. Craig Roberts, Pete Schenkel’s son-in-law, is General Manager of Oak Farms Dairy,and received total cash compensation of $169,533 in 2005 (including salary and bonus earned for 2005), in addition to benefits available to all similarly situated employees. In January 2005, he was granted options to purchase 1,776 shares (as adjusted for the TreeHouse Foods spin-off) of Dean Foods Company common stock. Options granted to Stephen Schenkel and Craig Roberts have an exercise price of $26.89 and will expire January 2015.
How has our stock performed?
The following graph compares the cumulative total return of our common stock since December 29, 2000, with the Standard & Poor’s 500 Stock Index, and a peer group index of United States consumer products companies, assuming a $100 investment on December 29, 2000. Points plotted are as of December 31 of each year. We have never paid dividends.
     The peer group that we have selected includes 24 manufacturers of food, beverages and other consumer packaged goods. This group includes Archer-Daniels-Midland Company, Campbell Soup Company, The Clorox Company, Coca-Cola Enterprises Inc., Colgate-Palmolive Company, ConAgra Foods, Inc., Cott Corporation, Del Monte Foods Company, General Mills, Inc., H.J.Heinz Company, Hershey Foods Corporation, Hormel Foods Corporation, The J.M. Smucker Company, Kellogg Company, Kimberly-Clark Corporation, McCormick & Co., Inc., The Pepsi Bottling Group, Inc., The Procter & Gamble Company, Sara Lee Company, Smithfield Foods, Inc., Tyson Foods, Inc. and The Wrigley Company. This is the same peer group that the Compensation Committee of our Board of Directors has selected to compare us to for purposes of determining our executive compensation.
Notes
A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.

C.	If the monthly interval, based on the fiscal year-end is not a trading day, the preceding trading day is used.

D.	The index level for all series was set to $100 on December 29, 2000.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting

Do we have a Code of Ethics?
We have adopted a Code of Ethics that applies to all of our directors and employees, a copy of which is posted on our corporate website at www.deanfoods.com and filed as Exhibit 14 to our Form 10-K. Any amendments to or waivers of our Code of Ethics also will be posted on our website. If you would like a hard copy of our Code of Ethics, please request one by writing or calling our Investor Relations department at:
Dean Foods Company
Attention: Investor Relations
2515 McKinney Avenue, Suite 1200
Dallas, TX 75201
214.303.3400
Section 16(a) Beneficial
Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2005, except that Joseph A. Hardin, Jr., outside director of the Company, was late in filing a Form 4 relating to a purchase of 1,000 shares of our common stock on December 6, 2005, which he did not report until December 15, 2005. The purchase was made in his capacity as the trustee of a trust established for his sister and her children, the beneficiaries of the trust. Mr. Hardin disclaims all beneficial interest in the trust except to the extent of his pecuniary interest in the trust, if any.
Annex I
Dean Foods Company Audit Committee Charter
Status
The Audit Committee is a committee of the Board of Directors of Dean Foods Company (the “Company”).
Membership
The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. Audit Committee members will be appointed, and may be replaced, by the Board of Directors of the Company (the “Board”).
Purpose
The Audit Committee will assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.
     The Audit Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.
Committee Authority and Responsibilities
The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Annex I

     The Audit Committee shall preapprove all permitted non-audit services to be performed for the Company by its independent auditor. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of non- audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.
     The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors, at the expense of the Company.
     The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.
     The Audit Committee, to the extent it deems necessary or appropriate, shall:
Financial Statement and Disclosure Matters
1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in the “Management’s Discussion and Analysis” portion of any documents filed with the Commission, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of each Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:
(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.
(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(d)	All discussions between the independent audit team and the firm’s national office regarding the audit.
5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP financial measures, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work,any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee, if any, by the Company’s CEO and CFO during their certification process for each Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.
Oversight of the Company’s Relationship
with the Independent Auditor
10.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality- control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor (including the lead partner), including considering whether the

Dean Foods 2006 Proxy Statement and Notice of Annual Meeting
Annex I

auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.
11.	Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

12.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.
Oversight of the Company’s Internal Audit Function
13.	Review the appointment and replacement of the senior internal auditing executive.

14.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

15.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.
Compliance Oversight Responsibilities
16.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

17.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

18.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.
Meetings
The Audit Committee shall meet as often as it determines,but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of,or consultants to, the Committee.
Limitation of Audit Committee’s Role
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Dean Foods Company
2515 McKinney Avenue
Suite 1200
Dallas, Texas 75201
Telephone: 214.303.3400
Facsimile: 214.303.3499

www.deanfoods.com

DEAN FOODS	YOUR VOTE IS IMPORTANT
COMPANY	VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET
https://www.proxyvotenow.com/dfc
•	Go to the website address listed above.

•	Have your proxy card ready.

•	Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE
1-866-564-2333
•	Use any touch-tone telephone.

•	Have your proxy card ready.

•	Follow the simple recorded instructions.

OR

MAIL

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

1-866-564-2333
CALL TOLL-FREE TO VOTE

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Mark, sign, date and return this proxy card promptly using	☒
the enclosed envelope.	Votes must be indicated
(x) in Black or Blue ink.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
1.	Re-Election of Directors for a 3-Year Term

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	01 — Lewis M. Collens, 02 — Janet Hill, 03 — Hector M. Nevares, 04- Pete Schenkel, 05- Jim L. Turner.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify Deloitte & Touche LLP as independent auditor.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

		FOR	AGAINST	ABSTAIN

3.	Stockholder proposal regarding sustainability report.	☐	☐	☐
In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Plan to attend the Annual Meeting.	☐

Have written comments on the reverse side of card.	☐

To change your address, please mark this box.	☐

SCAN LINE

Please sign exactly as your name or names appear above. For joint holders, both should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your title.

Date	Stockholder sign here	Co-Owner sign here

Dear Stockholder:
     On the reverse side of this card are instructions on how to vote your shares for the election of directors and all other proposals by telephone or over the internet. We encourage you to vote now, by telephone or over the internet. Your vote will be recorded the same as if you mailed in your proxy card. See the enclosed proxy statement and the enclosed proxy card for further information about voting procedures.
     If you have elected to view the Dean Foods proxy statement and annual report over the internet instead of receiving copies in the mail, you can now access the proxy statement for the 2006 annual stockholders’ meeting and the 2005 annual report on the internet through the following address: http://www.deanfoods.com, click on “Investors” and click on Annual Report.
If you notified us previously that you prefer to receive the annual report and proxy electronically, then you may not have received paper copies. If you would like paper copies of the proxy statement and annual report, Dean Foods will provide a copy to you upon request. To obtain a copy of these documents, please call 214-303-3438.
     Thank you for your attention to these matters.
Dean Foods Company

PROXY	DEAN FOODS COMPANY	PROXY
ANNUAL MEETING OF STOCKHOLDERS — MAY 19, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Gregg L. Engles and Michelle P. Goolsby and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Dean Foods Company held of record by the undersigned on March 24, 2006, at the annual meeting of stockholders to be held on Friday, May 19, 2006, or any adjournment thereof.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST THE STOCKHOLDER PROPOSAL.
IMPORTANT — IF YOU INTEND TO VOTE BY MAILING IN THIS PROXY CARD, RATHER THAN
BY PHONE OR INTERNET, YOU MUST SIGN AND DATE THE REVERSE SIDE.

Comments:
DEAN FOODS COMPANY

P.O. BOX 11333

NEW YORK, N.Y. 10203-0333